Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Western Financial, Inc. of our report dated March 31, 2018 relating to the consolidated financial statements of First Western Financial, Inc. and Subsidiaries for the year ended December 31, 2017.

/s/ Crowe LLP

Denver, Colorado
September 13, 2018